Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of Cellectis S.A. for the registration of 44,000,000 ordinary shares, and to the incorporation by reference therein of our reports dated April 29, 2024, with respect to the consolidated financial statements of Cellectis S.A. and the effectiveness of internal control over financial reporting of Cellectis S.A. included in its Annual Report (Form 20-F) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG et Autres

Lille, France

January 15, 2025